EXHIBIT 10.1

SECOND AMENDED AND RESTATED
 EMPLOYMENT AGREEMENT
This Second Amended and Restated Employment Agreement (the "Agreement") dated January 15, 2015 between Meridian Bioscience, Inc., an Ohio corporation ("Meridian") and John A. Kraeutler, Chief Executive Officer ("Kraeutler").
W I T N E S S E T H :
WHEREAS, Meridian and Kraeutler desire to amend and restate an employment agreement dated February 15, 2001 and amended on December 29, 2008, further amended pursuant to an Amended and Restated Employment Agreement dated June 12, 2012 and further amended pursuant to Amendment No. 1 to Amended and Restated Employment Agreement dated September 23, 2014 and Amendment No. 2 to Amended and Restated Employment Agreement dated December 31, 2014; and
WHEREAS, Meridian and Kraeutler are party to a Supplemental Benefit Agreement dated June 12, 2012 (which superseded a Salary Continuation Agreement dated August 3, 2011 between Meridian and Kraeutler) and Amended pursuant to an Amendment No. 1 to Supplemental Benefit Agreement dated September 23, 2014 (together the "Supplemental Agreement"), and Meridian and Kraeutler desire to incorporate the terms and conditions of the Supplemental Agreement into this Agreement, and terminate and supersede the Supplemental Agreement by this Agreement;
WHEREAS, Meridian wishes to assure itself of the continuing services of Kraeutler for the period hereinafter provided, and Kraeutler is willing to be employed by Meridian for such period, upon the terms and conditions provided in this Agreement.
NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, Meridian and  Kraeutler agree as follows:
1.            Employment.  Meridian hereby employs Kraeutler, and Kraeutler shall continue to serve Meridian, on the terms and conditions set forth herein.

2.            Term.  Subject to the provisions for earlier termination as hereinafter provided, Kraeutler shall continue to be employed for the period commencing on the date hereof and ending on September 30, 2016 (the "Initial Term").  The Agreement may be extended annually for up to Two additional One year periods (each an "Extension Term"), ending September 30, 2017 and September 30, 2018, respectively, at the discretion of the Board of Directors of Meridian upon sixty (60) days' written notice to Kraeutler of the Board's intent to extend the Agreement for each Extension Term and Kraeutler's acceptance of such extension offer within thirty (30) days of Kraeutler's receipt of such offer.  The Initial Term together with any Extension Terms shall hereinafter be referred to as the "Term."

3.            Position and Duties; Place of Performance.

3.1            Kraeutler shall continue to serve as Chairman and Chief Executive Officer of Meridian and shall perform all duties customarily attendant to these positions and shall include those duties reasonably assigned to Kraeutler from time-to-time by the Board of Directors of Meridian.

3.2            Kraeutler shall devote substantially all of his working time and effort to Meridian and shall not, without Meridian's prior written consent, furnish like or similar services to anyone else or engage directly or indirectly in any activity adverse to Meridian's interests.  Kraeutler will promote and develop business opportunities relating to Meridian's current and anticipated future business that come to his attention in a manner consistent with Kraeutler's duties and Meridian's best interests.

3.3            Meridian and Kraeutler may enter into a consulting agreement under which Kraeutler will assist his successor in the transition of Kraeutler's duties, if the Board of Directors of Meridian determines that such an arrangement would be in the best interests of Meridian.  The terms of such consulting agreement will be negotiated between Kraeutler and Meridian and implemented at the discretion of the Board, but at a minimum will provide for compensation to Kraeutler on a retainer and per diem basis (based upon Kraeutler's then current Base Salary level), as well as reimbursement by Meridian of Kraeutler's out-of-pocket expenses incurred in performing his duties thereunder, a company car allowance and payment of professional memberships at a comparable level that Kraeutler was receiving at the date of his termination as provided herein.  The consulting arrangement shall be non-exclusive, but shall contain reasonable and appropriate non-competition provisions to Meridian.

3.4            In connection with Kraeutler's employment by Meridian, Kraeutler will be based at the principal place of business of Meridian in Cincinnati, Ohio.

4.            Compensation.

4.1            Base Salary.  During the Term of Kraeutler's employment with Meridian, as compensation for Kraeutler's services under this Agreement, Meridian agrees to pay to Kraeutler an annual base salary (the "Base Salary") of Six Hundred Eight Thousand Two Hundred Seventy Dollars ($608,270). Meridian's Board of Directors shall in good faith review the Base Salary annually, taking into account changes in Kraeutler's responsibilities, increases in the cost of living, performance of Kraeutler, increases in salaries to other executives of Meridian and other pertinent factors, and may, in its reasonable discretion, increase the Base Salary.  Any increase in the Base Salary shall not serve to limit or reduce any other obligation to Kraeutler under this Agreement.  The Base Salary shall not be reduced without the express written consent of Kraeutler.  The term Base Salary as used in this Agreement shall refer to the Base Salary as so increased.

4.2            Annual Performance Bonus.  Kraeutler shall be eligible to receive an annual performance bonus as established by the Board of Directors in addition to Base Salary (the "Annual Performance Bonus").

4.3            Retention Awards.

4.3.1            Performance-Based Awards.  On the date of execution of this Agreement, Kraeutler shall receive two grants of 25,000 performance-based restricted stock units under the Meridian Bioscience, Inc. 2012 Stock Incentive Plan ("Stock Incentive Plan"), one of which shall vest in full on September 30, 2015 and the second shall vest in full on September 30, 2016 (the "Performance-Based Awards"), subject to (i) the attainment by Meridian of both its originally published revenue and earnings guidance for the respective 2015 and 2016 fiscal years, and (ii) Kraeutler being employed by Meridian through September 30, 2015 and 2016 respectively.  For fiscal 2015, published revenue and earnings guidance are as follows:  (a) Net Revenues between $193 million and $200 million, (b) Diluted earnings per share of $0.85 to $0.91.  The 2016 revenue and earnings guidance shall be based upon similar criteria as those used for 2015.  For clarity, the low end of the earnings guidance range ($0.85) must be achieved after incorporating the expense associated with 25,000 performance-based restricted stock units.  Kraeutler shall also be eligible to receive additional grants of restricted stock units under the Stock Incentive Plan for each Extension Term.  These grants may either be time-based or performance-based, at the discretion of the Board of Directors, with the terms of vesting of any such grant to be determined by the Compensation Committee of the Board of Directors.

4.3.2            Special Incentive.  Kraeutler shall also receive (i) a grant of 50,000 non-qualified stock options on the date of execution of this Agreement vesting on September 30, 2015 so long as he is employed on such date, and (ii) a grant of 50,000 non-qualified stock options on the date of execution of this Agreement vesting on September 30, 2016 so long as he is employed on such date (the "Special Incentive Plan Options") to be granted under the Stock Incentive Plan.  The Special Incentive Plan Options shall have a three (3) year exercise right from the date of Kraeutler's termination of employment arising from Retirement (as defined in the Stock Incentive Plan), Death or Disability (as defined in Section 7.2 below).

4.3.3            Notwithstanding the above in Sections 4.3.1 and 4.3.2, upon the occurrence of a Change of Control Event (as defined below), any retention awards of restricted stock units and the Special Incentive Plan Options granted pursuant to this Section 4.3 shall immediately vest for Kraeutler.  In the event of an acquisition, divestiture, merger, restructuring or other similar event for Meridian during the 2015 or 2016 period for the Performance-Based Awards above ("an "Event"), then restructuring, purchase accounting and extraordinary charges associated with such Event as disclosed in the Company's 10-K will be added back to actual net earnings achieved to determine net earnings determining the qualification for the Performance-Based Awards.  If the Event provides accretive earnings, this will be included for purposes of determining the qualification for the Performance-Based Awards as a means to incent Kraeutler to pursue accretive acquisitions and in recognition of the significant time and effort necessary to complete such acquisitions.  Furthermore, upon completion of an Event, the interest income, if any, assumed will be adjusted to reflect cash used.

In the event a strategic acquisition (company or technology) approved by the Board is completed and such acquisition generates losses initially (e.g. a technology that requires further development prior to commercialization or a company with net losses), the losses related to the acquisition will not be considered in the calculation of the Diluted earnings per share as noted in Section 4.3.1.

4.4            Other Compensation.  In addition to compensation specified in this Agreement, Kraeutler shall be eligible to receive stock options and other compensation under Meridian's compensation plans and arrangements available from time to time to Meridian's officers.  Meridian stock options, restricted stock units and other incentive compensation subject to vesting (Award), granted to Kraeutler shall vest according to the Award agreement entered into with Kraeutler at the time of the grant of such Award; provided, however, that the Award shall fully vest upon the happening of any of the following events: Change of Control Event (as defined in Section 8.6) or termination of Kraeutler's employment without Cause (as defined in Section 7.3), due to Death or Disability (as defined in Section 7.2)  or Kraeutler's termination of employment for Good Reason (as defined in Section 7.4).

5.            Expense Reimbursement. Kraeutler shall be entitled to prompt reimbursement by Meridian for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon submission of such accounts and records as may be required under Meridian policy.

6.            Other Benefits.

6.1            Benefit Plans and Programs.  Kraeutler shall be entitled, at Meridian's expense, to such medical, dental, hospitalization, life insurance, pension plan, profit-sharing, disability, employee benefits and such other similar employment privileges and benefits or perquisites as are afforded generally from time to time to other senior officers of Meridian.

Meridian shall maintain a Medicare Advantage Plan or its equivalent health plan for Kraeutler, and domestic partner (defined below), if any, and the survivor of them for the remainder of their lives after Kraeutler's employment with Meridian ends.  To obtain these benefits, Kraeutler and domestic partner, if any, must be enrolled in Medicare Part A and B.  Kraeutler and domestic partner, if any, remain responsible for Medicare Part A and B monthly premiums and Meridian shall pay premiums related to the Medicare Advantage Plan or its equivalent.  Additionally, after Kraeutler's employment with Meridian ends, Kraeutler and his domestic partner, if any, and the survivor of them shall remain under Meridian's dental and vision plans provided to its then current employees.

Meridian shall also provide individual Long Term Care insurance policies for Kraeutler and his domestic partner, if any, subject to successful underwriting, for Kraeutler's domestic partner and no obligation to carry the long term care policy shall arise for domestic partner if unsuccessful underwriting shall occur.  The benefits provided shall not be less than Three Hundred Fifty Dollars ($350) per day and shall extend for up to a five (5) year period.  The daily benefits will increase by five percent (5%) per year.  The policy shall include a standard one hundred eighty (180) day elimination period during which time benefits are not available.  Under no circumstances shall the benefit value or policy maximum amount exceed Four Hundred Thousand Dollars ($400,000) for Kraeutler's domestic partner.

For purposes hereof, "domestic partner" means partners, whether lawfully married or not, who reside in the same residence(s) and intend to do so indefinitely, and who are not legally married. The benefit plans and programs pertaining to Kraeutler's domestic partner are available to only one domestic partner during Kraeutler's lifetime.  If domestic partner is no longer residing in the same residence(s) as Kraeutler, all benefits shall cease.

In the event the benefits described in Section 6.1 are not available as contemplated in the Agreement or through an equivalent means, a determination of the economic equivalent of the eliminated benefit shall be made which is agreeable to Kraeutler and Meridian for Kraeutler or Kraeutler's domestic partner.  Upon payment of the economic equivalent, the obligation shall be satisfied.

6.2            Vacation.  During the Term of Kraeutler's employment with Meridian, Kraeutler shall be entitled to paid vacation time in accordance with the plans, practices, policies, and programs applicable to other senior officers of Meridian, but in no event shall such vacation time be less than six (6) weeks per year.

6.3            Fully Vested Supplemental Benefits.

6.3.1            Kraeutler shall receive One Million Two Hundred Thousand Dollars ($1,200,000) ("Total Amount") from Meridian payable in one hundred twenty (120) monthly payments of Ten Thousand Dollars ($10,000) each ("Installment Amount"), beginning on the first day of the seventh month following Kraeutler's termination of employment for any reason at which time Kraeutler shall receive in a single sum the first seven months of such payments.  Thereafter, commencing on the first day of the eighth month following the date of Retirement, the payments shall continue for a period of one hundred thirteen (113) months.
In the event that Kraeutler should die subsequent to his Retirement, but prior to his receipt of the Total Amount, the unpaid balance of such monthly payments shall be discounted at the Prime Rate as quoted in The Wall Street Journal (or any successor publication or similar financial publication, as agreed) and effective as of Kraeutler's Retirement.  The discounted amount shall be paid in a single sum to the beneficiary selected by Kraeutler in the beneficiary designation form provided by Meridian. In the absence of or failure of Kraeutler to designate a beneficiary, the discounted amount shall be paid in a single sum to Kraeutler's estate.  For purposes of this paragraph, the single sum amount shall be paid to the beneficiary selected by Kraeutler, or paid to Kraeutler's estate, as the case may be, on the first day of the first month following the month of Kraeutler's death, in accordance with the terms hereof.
6.3.2            Restrictions on Funding.  Meridian shall have no obligation to set aside, earmark or entrust any fund or money with which to pay its obligations under this Section 6.3. Kraeutler, his beneficiaries or any successor in interest to him shall be and remain simply a general creditor of Meridian in the same manner as any other creditor having a general claim for matured and unpaid compensation.

Meridian reserves the absolute right, in its sole discretion, to either fund the obligations undertaken by this Section 6.3 or to refrain from funding the same and to determine the extent, nature, and method of such funding.

Should Meridian elect to fund the Total Amount, in whole or in part, through the purchase of life insurance, mutual funds, disability policies or annuities, Meridian reserves the absolute right, in its sole discretion, to terminate such funding at any time, in whole or in part. At no time shall Kraeutler be deemed to have any lien nor right, title or interest in or to any specific funding investment or to any assets of Meridian.
If Meridian elects to invest in a life insurance, disability or annuity policy upon the life of Kraeutler, then Kraeutler shall assist Meridian by freely submitting to a physical exam and supplying such additional information necessary to obtain such insurance or annuities.
6.3.3            Alienability and Assignment Prohibition.  Except to the extent provided below, neither Kraeutler, his widow or domestic partner nor any other beneficiary under this Agreement shall have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable hereunder nor shall any of said benefits be subject to seizure for the payment of any debts, judgments, alimony or separate maintenance owed by Kraeutler or his beneficiary, nor be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. In the event Kraeutler or any beneficiary attempts assignment, commutation, hypothecation, transfer or disposal of the benefits hereunder, Meridian's liabilities shall forthwith cease and terminate. Notwithstanding the preceding prohibition, in the event Kraeutler and his lawful spouse part, the value of the benefits payable hereunder may be subject to the division for the benefit of Kraeutler's lawful spouse pursuant to a divorce decree or other similar domestic relations order.

6.4            Life Insurance.  Kraeutler is the owner and beneficiary of a life insurance policy with a death benefit of One Million Dollars ($1,000,000) which is maintained by Meridian at Meridian's cost.  Upon Kraeutler's completion of the Initial Term, Meridian will keep the policy in force for the remainder of Kraeutler's life, at Meridian's cost.  Further, Meridian will gross up the benefit such that Kraeutler is made whole for taxes required to be paid by Kraeutler related to premiums paid by Meridian.  Kraeutler's estate shall be responsible for any taxes, if any, related to the death benefit.

7.            Termination of Employment.  Notwithstanding the provisions of Section 2, Kraeutler's employment may be terminated under the following circumstances:

7.1            Death.  Kraeutler's employment is terminated upon his death.

7.2            Disability.  Kraeutler's employment may be terminated by Meridian due to illness or other physical or mental disability of Kraeutler, resulting in his inability to perform substantially his duties under this Agreement for a period of ninety (90) or more consecutive days or for one hundred eighty (180) days in the aggregate during any consecutive twelve (12) month period ("Disability").  Provided, however, Kraeutler shall still be eligible for long term disability benefits maintained by Meridian other than under this Agreement, without offset of any kind, if such disability occurred during the Term as noted in Section 8.2.  For the avoidance of doubt, "without offset of any kind" shall mean that any such disability benefits shall not be reduced, nor shall the payment of any disability benefits affect in any way, any other compensation, benefits or other payments due and owing to Kraeutler under this Agreement.

7.3            Cause.  Kraeutler's employment may be terminated by Meridian upon Notice of Termination to Kraeutler of action taken by the Board of Directors of Meridian to discharge Kraeutler for Cause, which Notice of Termination shall be delivered to Kraeutler within Ninety days after the Board of Directors has both (x) knowledge of the conduct or event allegedly constituting Cause and (y) reason to believe that such conduct or event constitutes grounds to terminate Kraeutler for Cause.  As used herein, "Notice of Termination" means a resolution duly adopted by the affirmative vote of not less than a simple majority of the members of the Board of Directors of Meridian, excluding Kraeutler, at a meeting called for the purpose of determining that Kraeutler engaged in conduct that constitutes Cause (and at which Kraeutler had a reasonable opportunity, together with his counsel, to be heard before the Board of Directors prior to such vote).  For purposes of this Agreement, Meridian shall have "Cause" to terminate Kraeutler's employment upon:
(i)	an intentional act of fraud, embezzlement or theft in the course of Kraeutler's employment with Meridian resulting in material harm to Meridian; or
(ii)	intentional wrongful damage to material assets of Meridian.

Any act or omission by Kraeutler shall be deemed "intentional" only if done, or omitted to be done, by Kraeutler not in good faith and without the reasonable belief that his action or omission was in or not opposed to the best interests of Meridian.  Failure to meet performance standards or objectives set by Meridian shall not constitute "Cause" for purposes of this Agreement.

7.4            Good Reason.  Kraeutler's employment may be terminated by Kraeutler for Good Reason.  For purposes of this Agreement, "Good Reason" shall mean (i) the assignment to Kraeutler of any duties materially inconsistent with Kraeutler's position (including, without limitation, status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement, or any other action by Meridian that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an action not taken in bad faith and that is remedied by Meridian within ten (10) days after receipt of written notice thereof given by Kraeutler, provided that repeated instances of such action shall constitute the bad faith of Meridian; (ii) a reduction in Kraeutler's Base Salary or other benefits under this Agreement; (iii) the relocation of Meridian's principal offices to a location more than fifty (50) miles from the current location of such offices; (iv)  any material failure by Meridian to comply with any of the provisions of this Agreement, other than a failure not occurring in bad faith and which is remedied by Meridian within ten (10) days after receipt of written notice thereof given by Kraeutler, provided that repeated failures shall constitute the bad faith of Meridian; or (v) removal of Kraeutler as Chairman and Chief Executive Officer, other than for Cause.

8.            Compensation Upon Termination.

8.1            If Kraeutler's employment is terminated voluntarily without Good Reason, terminated as a result of Kraeutler's death, Disability, or is terminated by Meridian for Cause, Kraeutler, or his estate, shall be entitled to:
(i)	any Base Salary earned but not yet paid;
(ii)	any Annual Performance Bonus awarded pursuant to Section 4.2 of this Agreement but not yet paid;
(iii)
all or a portion of the Annual Performance Bonus that he would have received pursuant to Section 4.2 (assuming that Kraeutler and/or Meridian achieves the goals necessary to receive any level of bonus potential for that year) for the year in which the termination occurred (pro rata, according to the number of days Kraeutler was employed by Meridian during such year) payable in a lump sum;

(iv)	reimbursement in accordance with this Agreement of any reasonable business expense incurred by Kraeutler but not yet paid;
(v)	other benefits accrued and earned by Kraeutler through the date of his death or termination in accordance with applicable plans and programs of Meridian; and
(vi)	the benefits described under Section 6.3 of this Agreement, subject to the terms of such Section 6.3.

8.2            If Kraeutler's employment is terminated as a result of Kraeutler's Disability, in addition to any other benefit or compensation to which Kraeutler shall otherwise be entitled to receive, Kraeutler shall be entitled to receive the full amount of Kraeutler's Base Salary plus Annual Performance Bonus Kraeutler would have received through the Initial Term or Extension Term if extended as described in Section 2 of this Agreement and group health, disability and life insurance benefits at the same level that Kraeutler was receiving such benefits at the date of termination.  Compensation paid shall be prorated for periods of less than one year.  The amount of annual Base Salary plus Annual Performance Bonus shall be computed by averaging the Base Salary plus Annual Performance Bonus earned by Kraeutler during the preceding three (3) fiscal years of Meridian.

8.3            If (a) Kraeutler's employment is terminated by Meridian without Cause,  (b) Kraeutler terminates his employment with Meridian for Good Reason or (c) Kraeutler's employment is terminated ninety (90) days prior to a Change of Control Event (as defined below) or within thirty-six (36) months following the date of the occurrence of a Change of Control Event (as defined below), except in the event (x) Kraeutler is terminated for Cause or (y) Kraeutler terminates employment for reasons other than Good Reason during the ninety (90) days prior to or thirty-six (36) months following a Change of Control Event, Kraeutler shall be entitled to:
(i)	(A) any Base Salary earned but not yet paid, plus (B) three (3) times his Base Salary (computed as the average annual Base Salary of Kraeutler for the preceding thirty-six (36) months).
(ii)	any bonuses awarded pursuant to Section 4.2 of this Agreement but not yet paid and Three times the average Annual Performance Bonus received by Kraeutler for the preceding thirty-six (36) months.
(iii)
reimbursement in accordance with this Agreement of any business expenses incurred by Kraeutler prior to the date of his termination but not yet paid to him on the date of his termination of employment.

(iv)
engagement, for a three (3) month period, by Meridian on Kraeutler's behalf of a recognized job recruitment agency for the purpose of locating subsequent employment for Kraeutler in a position of equal rank to Kraeutler's position with Meridian.

(v)	the benefits awarded pursuant to Section 6.3.

With respect to Section 8.3(c), for the sake of clarity, if Kraeutler is terminated for Cause or if Kraeutler terminates his employment for reasons other than Good Reason, Kraeutler is not eligible for the benefits identified in Sections 8.3(i) through 8.3(iv).
8.4            Any payments payable under this Section 8 shall be paid in a lump sum payment on the first day of the seventh month following Kraeutler's termination of employment.  Except as otherwise provided in Section 8.5, payment, with the exception of those pursuant to Section 6.3, shall be made only if Kraeutler has executed and submitted a release of claims to Meridian at Meridian's request and the statutory period during which Kraeutler is entitled to revoke the release of claims has expired on or before such date.

8.5            Any amounts due and paid under this Section 8 are in the nature of severance payments or liquidated damages, or both, and shall fully compensate Kraeutler and his dependents or beneficiaries, as the case may be, for any and all direct damages and consequential damages that any of them may suffer as a result of termination of Kraeutler's employment in breach of this Agreement, and they are not in the nature of a penalty.

Upon termination of Kraeutler's employment for any reason other than by Meridian for Cause or by Kraeutler for Good Reason, Kraeutler and Meridian will, at the option of Kraeutler, execute and deliver to each other a general release, releasing the other, and in the case of Meridian its officers, directors, employees, agents, trustees, parents, subsidiaries, predecessors, and affiliates (the "Releasees") from all causes of action, claims, or demands that either party may then have or have had against the Releasees based on any matter or thing, including but not limited to Kraeutler's employment with Meridian or the termination of his employment (but not the obligations under this Agreement that continue after the date on which Kraeutler's employment terminates).  The execution of this release shall be a condition to the receipt by Kraeutler of the payments and benefits described in this Section 8 except that the execution of this release shall not be a condition for the receipt by Kraeutler of base salary earned but not yet paid, bonuses awarded pursuant to Section 4.2 of this Agreement but not yet paid, reimbursement of any business expenses incurred by Kraeutler but not yet paid, and payments pursuant to Section 6.3.
8.6            As used herein, a "Change of Control Event" means  (i) the sale of all, or substantially all of the assets of Meridian; (ii) a merger, or recapitalization, or similar transactions which results in the shareholders of Meridian immediately prior to such event owning less than sixty percent (60%) of the fair market value or the voting power of the surviving entity ; (iii) the date during any twelve (12) month period that majority of Meridian's Board of Directors is replaced by directors whose appointment is not endorsed by a majority of the members of Meridian's Board of Directors before the date of appointment or election; or (iv) the acquisition, directly or indirectly, of the beneficial ownership (within the meaning of that term as it is used in Section 13(d) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder) of Fifty Percent or more of the outstanding voting securities of Meridian by any person, entity or group.  This definition shall not apply to the purchase of Shares by underwriters in connection with a public offering of securities of Meridian, or the purchase of shares of up to Twenty-Five Percent of any class of securities of Meridian by a tax-qualified employee stock benefit plan.  The term "Control" means (i) ownership, control or power to vote fifty percent (50%) or more of the outstanding shares of any class of voting securities of Meridian, directly or indirectly, or (ii) the ability, in any manner, to elect a majority of the directors of Meridian.  The term "person" refers to an individual or a corporation, partnership, trust, association, joint venture, pool, syndicate, sole proprietorship, unincorporated organization or any other form of entity not listed.

9.            Covenants and Confidential Information.  Kraeutler and Meridian hereby reaffirm the terms of that certain Non-Competition and Confidentiality Agreement by and among Meridian and its affiliated companies and its subsidiaries and Kraeutler dated October 8, 1992.  Such agreement is hereby incorporated herein by reference.

10.            Parachute Payment.  If Kraeutler is liable for the payment of any excise tax (the "Basic Excise Tax") because of Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor or similar provision, with respect to any payments or benefits received or to be received from Meridian or any successor to Meridian, whether provided under this Agreement or otherwise, Meridian shall pay Kraeutler an amount (the "Special Reimbursement") which, after payment by Kraeutler (or on Kraeutler's behalf) of any federal, state and local taxes applicable to the payment, including, without limitation, any further excise tax under such Section 4999 of the Code, on, with respect to or resulting from the Special Reimbursement, equals the net amounts of the Basic Excise Tax.

11.            Assignability; Binding Nature.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs, beneficiaries, personal representatives (in the case of Kraeutler) and assigns.

12.            Entire Agreement.  Except to the extent otherwise mentioned, referred to or otherwise  provided herein, this Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the Parties concerning the subject matter hereof.

13.            Amendment or Waiver.  No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both Kraeutler and an authorized officer of Meridian.  No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time.  Any waiver must be in writing and signed by Kraeutler or an authorized officer of Meridian, as the case may be.

14.            Severability.  If any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

15.            Survivorship.  The respective rights and obligations of the Parties hereunder shall survive any termination of Kraeutler's employment with Meridian to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

16.            Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the internal substantive laws of Ohio, without reference to principles of conflict of laws.

17.            Notices.  Any notice given to either Party shall be in writing and shall be deemed to have been given when delivered personally or One day after having been sent by overnight courier service or Three days after having been sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:

If to Meridian or the Board:	Meridian Bioscience, Inc.
Attention: Chief Financial Officer
3471 River Hills Drive
Cincinnati, Ohio 45244

If to Kraeutler:	John A. Kraeutler
6120 Shadyglenn Road
Cincinnati, Ohio 45243

18.            Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

19.            Section 409A of the Code.

19.1            It is intended that the provisions of this Agreement comply with Section 409A of the Code, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A of the Code.

19.2            A termination of employment shall not be deemed to have occurred for purposes of Section 8 unless such termination of employment is also a "separation from service" within the meaning of Section 409A of the Code.

19.3            With regard to any provision of this Agreement that provides for reimbursement of expenses or in-kind benefits that are subject to Section 409A of the Code, the following conditions apply: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided, in any other calendar year (provided this condition shall not apply to an arrangement providing for the reimbursement of expenses referred to in Section 105(b) of the Code solely because the arrangement provides for a limit on the amount of expenses that may be reimbursed under such arrangement over some or all of the period in which the reimbursement arrangement remains in effect), (b) the reimbursement of an eligible expense is made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (c) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

19.4            Tax Gross-Up.  If any amounts paid or provided under this Agreement that are subject to Section 409A of the Code result in the imposition of the 20% additional tax under Section 409A(a)(1)(B) (or any similar federal or state excise tax) (the "409A Penalty Tax") as a result of any failure of Meridian to comply with Section 409A of the Code with respect to such payment, Meridian shall pay to Kraeutler such additional compensation as is necessary (after taking into account all federal, state, and local income taxes payable by Kraeutler as a result of the 409A Penalty Tax) to place Kraeutler in the same after-tax position he would have been in had no such 409A Penalty Tax (or any interest or penalties thereon) been paid or incurred with respect to any of such amounts (the "Tax Gross-Up").  Notwithstanding the foregoing, Kraeutler and Meridian shall cooperate to avoid the occurrence of such 409A Penalty Tax to avoid payment of the 409A Penalty Tax.  Meridian shall pay such additional compensation by the end of Kraeutler's taxable year following the taxable year in which the taxes are remitted.

20.            Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.
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IN WITNESS WHEREOF, Kraeutler and Meridian have executed this Agreement as of the date and year first above written.

MERIDIAN BIOSCIENCE, INC.

By: /s/ Melissa Lueke
Name: Melissa Lueke
Title: EVP, CFO

/s/ John A. Kraeutler JOHN A. KRAEUTLER